Exhibit 99.1

CHIPPAC ANNOUNCES PRICING OF $125 MILLION OF CONVERTIBLE

SUBORDINATED NOTES

Fremont, CA, May 22, 2003 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced it has priced a private placement of $125 million of convertible subordinated notes due 2008. The transaction, which is subject to customary closing conditions, is expected to close on Wednesday, May 28, 2003. In addition, the Company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million principal amount of the notes.

The notes will be convertible into common stock of the Company at a conversion price of $8.062 per share and will accrue interest at an annual rate of 2.5 percent. These notes will mature in five years and will not be callable for the term of the notes.

The net proceeds of the offering will be used to repay senior term debt, and for general corporate purposes, which may include, investing in new business opportunities and acquiring advanced technologies.

The notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

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Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to the proposed closing of the convertible offering and the planned use of proceeds from the offering. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, competitive conditions in the semiconductor foundry industry, timing and success of new product introductions, customer demand, the Company’s ability to meet volume production and development time, the ongoing quality of the Company’s services, the ability of the Company’s suppliers to provide materials, equipment and services on a timely and cost competitive basis, exchange rates, industry improvement, growth in electronic product demand, general markets conditions, and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.